Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2007
— Quarterly Revenue up 7.3% to $75.3 Million —
— Acquisition of StayOnline Adds to Room and Revenue Growth —
     SIOUX FALLS, SD, April 24, 2007 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported quarterly revenue increased 7.3% to $75.3 million over the first quarter of 2006. Guest Pay revenue, including high-speed Internet access (HSIA) service revenues from recently acquired StayOnline, increased 3.0%. Other revenue, primarily related to the sale of HSIA equipment to hotels as a result of the StayOnline acquisition and the sale of interactive systems to healthcare facilities, increased more than $3.0 million, to $5.0 million during the quarter. For the first quarter 2007, the Company reported a net loss of $(28,000) or $0.00 per share, versus a net loss of $(654,000), or $(0.04) per share, in the first quarter of 2006. Excluding the results from StayOnline, the Company would have reported net income of $1.1 million or $0.06 per share in the first quarter of 2007.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2007	2006
Total revenue	$75,285	$70,193
Operating income	6,117	6,005
Net loss	(28)	(654)
Net loss per common share (1)	$—	$(0.04)

Adjusted Operating Cash Flow (2)	$22,712	$23,589
Average shares outstanding (basic and diluted)	19,040,156	18,125,623
     (1) Based on the average shares outstanding for both basic and diluted.
     (2) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and the effects in 2006 of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income.
-more

LodgeNet Q1 2007 Earnings 2-2-2-2
     “During the first quarter, we continued to execute on our strategy of expanding our networks and integrating market-valued solutions to our customer offerings,” said Scott C. Petersen, LodgeNet President and CEO. “The landmark event during the quarter was the closing of the StayOnline acquisition, which expanded the scope of our broadband network as well as our array of solutions, the number of rooms we serve, as well as total and per-room revenue. Total revenue increased 7.3%, Guest Pay revenue per room was up 3.3%, and total rooms served expanded to more than 1,136,000. That number of rooms does not include the more than 800,000 rooms that were added in April with the closing of the acquisition of On Command. Our HealthCare Initiative also continued to grow, adding four new facilities and generating over $800,000 of revenue during the quarter.”
     “Our core video-on-demand business continues to produce steady results,” said Gary H. Ritondaro, Chief Financial Officer. “During the quarter, we expanded our Guest Pay room base by 6,000 net rooms and digital rooms increased by 26,000 net rooms. Guest Pay revenue per room, excluding HSIA service revenue, increased by 1.2% while our gross profit margin was down 1.1% this year over last, primarily because of higher programming costs. However, Guest Pay operating costs were also down, making for comparable operating results, quarter over quarter.”
     “Our company is evolving from one which historically focused on video-on-demand, to an organization that delivers a broad array of media and connectivity solutions that connect, inform and entertain customers of hotels and other guest-based businesses. This transformation is impacting some of our financial metrics,” continued Petersen. “During the quarter, the StayOnline acquisition and its integration into our company added approximately $2.0 million to revenue, but reduced our gross profit margin by 170 basis points and added $675,000 of sales and administrative costs, thereby reducing net income by approximately $0.06 per share. However, as we integrate this business into our core business, we expect that LodgeNet StayOnline will contribute not only significant revenue growth to our company, but net income and cash flow growth as well.”
     “The recent acquisition of On Command, which closed on April 4th, continues the transformation of our company,” concluded Petersen. “It not only added more than 800,000 interactive television rooms to our base, but we believe it will allow us to leverage our total span of 1.8 million hotel rooms to create new value opportunities for both our customers and our shareholders. And, of course, we remain committed to our disciplined financial approach to our business.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007 VERSUS
THREE MONTHS ENDED MARCH 31, 2006
     Total revenue for the first quarter of 2007 was $75.3 million, an increase of $5.1 million or 7.3%, compared to the first quarter of 2006. This growth was primarily attributable to increases in revenue from Guest Pay services, HSIA system sales and support services, Healthcare system sales, and equipment sales to hotels and travel centers.
     Revenue from Guest Pay services was $70.3 million, an increase of $2.1 million or 3.0%. On a per-room basis, monthly Guest Pay revenue increased 3.3% to $23.40 in the first quarter of 2007 as compared to $22.66 for the first quarter of 2006. Movie revenue per room increased 0.1% to $17.13 this quarter as compared to $17.11 in the prior year quarter; HSIA service revenue per room was $0.69 this quarter compared to $0.24 for the first quarter of 2006; and, revenue per room from other interactive services increased 5.1%, from $5.31 per month in the first quarter of 2006 to $5.58 in the current year quarter, primarily due to revenue increases associated with basic cable services.
     Other revenue increased $3.0 million to $5.0 million during the first quarter of 2007 versus $2.0 million in the first quarter of 2006. Our newly acquired HSIA business contributed $1.2 million of that revenue growth. Healthcare revenue of $800,000 increased more than $600,000 over the revenue level generated in the first quarter of 2006. Equipment sales to travel centers and hotels, mainly equipment to deliver high-definition cable programming, increased revenue more than $700,000 compared to the first quarter of 2006.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $4.9 million to $36.5 million in the first quarter of 2007. Total direct costs were 48.5% of revenue for the first quarter of 2007 as compared to 45.0% in the first quarter of 2006. Direct costs related to Guest Pay services increased 8.0% or $2.5 million, to $33.2 million, primarily due to an expanded support staff associated with our newly acquired HSIA business, higher costs associated with basic cable television services, and increased content royalties related to changes in the mix of products purchased during the quarter. Direct costs related to Other revenue increased $2.5 million as a direct result of increased equipment sales for HSIA, healthcare, hotels and travel centers.

LodgeNet Q1 2007 Earnings 3-3-3-3
     Guest Pay operations expenses decreased to $8.5 million in the first quarter of 2007 as compared to $8.8 million in the first quarter of 2006. The decrease was attributable to reductions to various operating costs including fuel and sub-contract labor. Guest Pay operations expenses as a percentage of revenue were 11.3% this year as compared to 12.5% in the first quarter of
     2006. Per average installed room, Guest Pay operations expenses decreased to $2.83 per room per month compared to $2.92 in the prior year quarter.
     Selling, general and administrative (SG&A) expenses increased $0.9 million to $7.8 million in the current quarter. The increase was primarily due to the $0.7 million of SG&A expense associated with our newly acquired HSIA business. SG&A as a percentage of revenue was 10.3% in the current quarter compared to 9.8% in the first quarter of 2006.
     Depreciation and amortization expenses decreased 4.9% to $16.1 million in the current year quarter versus $16.9 million in the first quarter of 2006. The decrease was primarily attributable to a reduction in depreciation for Guest Pay systems as higher-cost assets continue to become fully depreciated. Depreciation and amortization expenses per average Guest Pay room decreased 4.8% to $5.35 in the first quarter of 2007 compared to $5.62 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 21.4% in the first quarter of 2007 from 24.1% in the first quarter of 2006.
     Interest expense was $6.2 million in the current quarter versus $6.5 million in the first quarter of 2006. The decrease was driven by a 4.9% reduction of our average outstanding long-term debt, which was $269.9 million during the first quarter of 2007 compared to $284.0 million in the first quarter of 2006.
     As a result of factors previously described, operating income increased 1.9% to $6.1 million in the first quarter of 2007 as compared to $6.0 million in the prior year quarter. Net loss was $(28,000) for the first quarter of 2007 compared to a net loss of $(654,000) in the prior year quarter. Net loss per share for the first quarter of 2007 was $0.00 compared to net loss of $(0.04) per share in the first quarter of 2006. First quarter 2007 results included $241,000 of restructuring expense and $131,000 of amortization of intangible assets associated with the February 2007 acquisition of StayOnline. On a per share basis, these costs equaled $0.02 per share.
     For the quarter, cash provided by operating activities was $18.0 million while cash used for investing activities for property and equipment additions, including growth related capital, was $15.9 million, and business acquisition-related activities was $14.9 million. Excluding the cash used for the acquisition of StayOnline, net free cash flow (a non-GAAP measure defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) was $2.2 million for the quarter. Net free cash flow was reduced by $6.9 million during the quarter due to changes in working capital and increases in inventory associated with our newly acquired HSIA business and HDTV equipment. During the first quarter of 2006, cash provided by operating activities was $22.0 million while cash used for investing activities, including growth-related capital, was $12.5 million, resulting in net free cash flow of $9.5 million. During the quarter, we installed 17,654 new digital rooms and converted 14,672 rooms to our digital system as compared to 12,574 new digital rooms and 16,795 converted rooms during the first quarter of 2006. The average investment per newly installed digital room was $366 during the first quarter of 2007, compared to $348 for the first quarter of 2006. The investment to convert a room to digital was $285 in 2007, compared to $262 in the first quarter of 2006. The increase in the average investment per newly installed or converted room was primarily attributable to the installation of high definition systems in 9,855 rooms during the first quarter of 2007, compared to 1,755 rooms in the first quarter of 2006.
Outlook
     Our second quarter and full year results will be impacted by the acquisition and integration of On Command and the financing associated with this acquisition as well as the successful tender offer for our 9.50% Senior Subordinated Notes. We are in the early stages of the integration process and as a result will not be providing our usual level of guidance at this time. We expect revenue for the year to be $490.0 — $510.0 million. This reflects actual first quarter results plus forecasted revenue for the balance of the year, including revenue from On Command operations from the date of closing. Additionally during the second quarter, we will be recording a non-cash expense of $5.3 million for the accelerated write-off of debt issuance costs and a cash expense of $18.0 million related to the tender offer for the 9.50% Senior Subordinated Notes.
     The Company will also host a teleconference to discuss its results April 24, 2007 at 4:00 P.M. CDT. A live webcast of the teleconference will be available via InterCall at http://audioevent.mshow.com/331279/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

LodgeNet Q1 2007 Earnings 4-4-4-4
About LodgeNet
     LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.8 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access. LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands: LodgeNet, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q1 2007 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$16,320	$22,795
Restricted cash	—	1,006
Accounts receivable, net	37,655	32,959
Other current assets	9,689	10,728

Total current assets	63,664	67,488

Property and equipment, net	187,003	185,770
Debt issuance costs, net	5,338	5,704
Intangible assets, net	5,174	690
Goodwill	9,707	—
Other assets	3,578	3,557

Total assets	$274,464	$263,209

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$22,070	$19,165
Current maturities of long-term debt	2,115	2,536
Accrued expenses	20,820	18,193
Deferred revenue	10,500	8,076

Total current liabilities	55,505	47,970

Long-term debt	267,200	267,633
Other long-term liabilities	5,749	5,728

Total liabilities	328,454	321,331

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 19,323,469 and 19,084,734 shares outstanding at March 31, 2007 and December 31, 2006, respectively	193	191
Additional paid-in capital	246,528	242,383
Accumulated deficit	(302,494)	(302,466)
Accumulated other comprehensive income	1,783	1,770

Total stockholders’ deficiency	(53,990)	(58,122)

Total liabilities and stockholders’ deficiency	$274,464	$263,209

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2007 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Guest Pay	$70,270	$68,208
Other	5,015	1,985

Total revenues	75,285	70,193

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	33,150	30,686
Other	3,363	909
Operating expenses:
Guest Pay operations	8,534	8,786
Selling, general and administrative	7,791	6,892
Depreciation and amortization	16,089	16,915
Restructuring expense	241	—

Total costs and operating expenses	69,168	64,188

Income from operations	6,117	6,005

Other Income and Expenses:
Interest expense	(6,204)	(6,533)
Write-off of debt issuance costs	—	(129)
Other income	160	126

Income (loss) before income taxes	73	(531)
Provision for income taxes	(101)	(123)

Net loss	$(28)	$(654)

Net loss per common share (basic and diluted)	$(0.00)	$(0.04)

Weighted average shares outstanding (basic and diluted)	19,040,156	18,125,623

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2007 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities:
Net loss	$(28)	$(654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,089	16,915
Write-off of debt issuance costs	—	129
Share-based compensation	265	669
Change in operating assets and liabilities:
Accounts receivable	(2,613)	(2,041)
Other current assets	(1,260)	141
Accounts payable	1,777	3,164
Accrued expenses and deferred revenue	3,823	3,612
Other	(26)	31

Net cash provided by operating activities	18,027	21,966

Investing activities:
Property and equipment additions	(15,897)	(12,518)
Deferred acquisition costs	(447)	—
Acquisition of StayOnline	(14,422)	—

Net cash used for investing activities	(30,766)	(12,518)

Financing activities:
Repayment of long-term debt	(375)	(10,375)
Payment of capital lease obligations	(636)	(354)
Exercise of stock options	7,272	145

Net cash provided by (used for) financing activities	6,261	(10,584)

Effect of exchange rates on cash	3	(7)

Decrease in cash and cash equivalents	(6,475)	(1,143)
Cash and cash equivalents at beginning of period	22,795	20,742

Cash and cash equivalents at end of period	$16,320	$19,599

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2007 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

	1st Qtr ‘07	4th Qtr ‘06	3rd Qtr ‘06	2nd Qtr ‘06	1st Qtr ‘06
Room Base Statistics
Total Rooms Served (1)	1,136,411	1,052,025	1,051,046	1,055,854	1,057,953
Total Guest Pay Interactive Rooms (2)	1,010,975	1,004,937	1,003,602	1,006,613	1,006,513
Total Digital Rooms (3)	759,379	733,362	710,793	686,553	658,176
Percent of Total GP Interactive Rooms	75.1%	73.0%	70.8%	68.2%	65.4%
Total HSIA Rooms (4)	178,430	37,686	36,665	35,461	34,972
Percent of Total Rooms Served	15.7%	3.6%	3.5%	3.4%	3.3%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$17.13	$16.39	$18.56	$17.02	$17.11
Other Interactive Service Revenue	6.27	5.60	5.99	5.85	5.55

Total Guest Pay Revenue Per Room	$23.40	$21.99	$24.55	$22.87	$22.66

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$75,285	$69,639	$76,510	$71,871	$70,193
Adjusted Operating Cash Flow (5)	$22,712	$21,986	$24,873	$23,657	$23,589
Operating Income	$6,117	$5,794	$8,404	$6,729	$6,005
Write-off Debt Issuance Costs	$—	$46	$52	$—	$129
Net Income (Loss)	$(28)	$(122)	$2,184	$433	$(654)

Cash Provided by Operating Activities	$18,027	$11,781	$23,896	$14,658	$21,966
Cash Used for Investing Activities	$(30,766)	$(13,564)	$(11,788)	$(12,734)	$(12,518)

Net Free Cash Flow (as defined) (6)	$(12,739)	$(1,783)	$12,108	$1,924	$9,448

SG&A as Percent of Total Revenue	10.3%	11.4%	9.2%	9.9%	9.8%
Operating Income Margin	8.1%	8.3%	11.0%	9.4%	8.6%

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$22,712	$21,986	$24,873	$23,657	$23,589
Depreciation and Amortization	(16,089)	(16,429)	(16,099)	(16,868)	(16,915)
Share Based Compensation	(265)	(380)	(370)	(258)	(669)
Restructuring Expense	(241)	—	—	—	—
Hurricane Katrina Impact	—	617	—	198	—

Operating Income	$6,117	$5,794	$8,404	$6,729	$6,005

     1 Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.
     2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.
     3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.
     4 Represents rooms receiving our high-speed Internet service included in total rooms served.
     5 Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and the effects in 2006 of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income.
     6 Before the effect of cash used for business acquisition activities and restructuring, Net Free Cash Flow (a non-GAAP measure) was $2.2 million in Q1 ‘07, $629,000 in Q4 ‘06, $12.2 million in Q3 ‘06, $2.3 million in Q2 ‘06 and $9.5 million in Q1 ‘06.